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                                                                November 2, 1998

Morgan Stanley Dean Witter World Wide
  Income Trust
Two World Trade Center
New York, New York 10048

Morgan Stanley Dean Witter Global
  Short-Term Income Fund Inc.
Two World Trade Center
New York, New York 10048

Gentlemen:

    You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which (i) substantially all assets of Morgan Stanley Dean Witter Global Short-Term Income Fund Inc., a Maryland corporation ("Global Short-Term"), will be combined with those of Morgan Stanley Dean Witter World Wide Income Trust, a Massachusetts business trust ("World Wide"), in exchange for shares of World Wide ("World Wide Shares"), and the assumption by World Wide of certain liabilities of Global Short-Term (the "Liabilities"); (ii) Global Short-Term will be liquidated; and
(iii) the World Wide Shares will be distributed to the holders ("Global Short-Term Shareholders") of shares in Global Short-Term ("Global Short-Term Shares").

    We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to World Wide Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of Global Short-Term (the "Global Short-Term Proxy"), which will be used to solicit proxies of Global Short-Term Shareholders in connection with the Special Meeting of Global Short-Term Shareholders and the Agreement and Plan of Reorganization by and between World Wide and Global Short-Term (the "Plan").

    In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the Global Short-Term Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Morgan Stanley Dean Witter Advisors Inc. ("MSDW Advisors"), World Wide and Global Short-Term, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.

                                     FACTS

    World Wide is an open-end non-diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, World Wide has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

    Global Short-Term is an open-end non-diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, Global Short-Term has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.

    The Board of Trustees of World Wide and the Board of Directors of Global Short-Term have each determined, for valid business reasons, that it is advisable to combine the assets of World Wide and Global Short-Term into one fund.

    In view of the above, the Board of Directors of Global Short-Term adopted the Plan, subject to, among other things, approval by Global Short-Term Shareholders.
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    Pursuant to the Plan, Global Short-Term will transfer all of its assets to
World Wide in exchange for World Wide Shares (including fractional World Wide Shares) and the assumption by World Wide of the Liabilities. Immediately thereafter, Global Short-Term will distribute the World Wide Shares to Global Short-Term Shareholders in exchange for and in cancellation of their Global Short-Term Shares and in complete liquidation of Global Short-Term.

    Each of the following representations, among other representations, has been made to us in connection with the Reorganization by MSDW Advisors, by Global Short-Term and by World Wide.

    (1) To the best of the knowledge of the management of MSDW Advisors, Global Short-Term, World Wide, and their affiliates, there is no plan or intention on the part of Global Short-Term Shareholders to redeem, sell, exchange or otherwise dispose of a number of World Wide Shares that would reduce Global Short-Term Shareholders' ownership of World Wide Shares to a number of World Wide Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding Global Short-Term Shares as of such date;

    (2) World Wide has no plan or intention to reacquire any of the World Wide Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

    (3) The Liabilities to be assumed by or transferred to World Wide were incurred by Global Short-Term in the ordinary course of business and are associated with the assets being transferred to World Wide;

    (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of Global Short-Term for its assets transferred to World Wide;

    (5) World Wide has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of Global Short-Term acquired in the Reorganization, except for dispositions made in the ordinary course of business;

    (6) There is no indebtedness between Global Short-Term and World Wide that was issued, acquired or will be settled at a discount;

    (7) Global Short-Term has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

    (8) World Wide has been a regulated investment company within the meaning of
Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on October 31, 1999;

    (9) Global Short-Term will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                    OPINION

    Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to World Wide, Global Short-Term and the Global Short-Term Shareholders will be as follows:

    (1) The transfer of substantially all of Global Short-Term's assets in exchange for World Wide Shares and the assumption by World Wide of Liabilities of Global Short-Term, followed by the distribution by Global Short-Term of World Wide Shares to the Global Short-Term Shareholders in exchange for their Global Short-Term Shares, will constitute a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Code, and Global Short-Term and World Wide will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
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    (2) No gain or loss will be recognized by World Wide upon the receipt of the assets of Global Short-Term solely in exchange for World Wide Shares and the assumption of the Liabilities by World Wide;

    (3) No gain or loss will be recognized by Global Short-Term upon the transfer of the assets of Global Short-Term to World Wide, in exchange for World Wide Shares and the assumption of the Liabilities by World Wide, or upon the distribution of World Wide Shares to Global Short-Term Shareholders in exchange for their Global Short-Term Shares as provided in the Plan;

    (4) No gain or loss will be recognized by Global Short-Term Shareholders upon the exchange of their Global Short-Term Shares for World Wide Shares;

    (5) The aggregate tax basis for World Wide Shares received by each Global Short-Term Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Global Short-Term Shares held by each such Global Short-Term Shareholder immediately prior to the Reorganization;

    (6) The holding period of World Wide Shares to be received by each Global Short-Term Shareholder will include the period during which the Global Short-Term Shares surrendered in exchange therefor were held (provided such Global Short-Term Shares were held as capital assets on the date of the Reorganization);

    (7) The tax basis of the assets of Global Short-Term acquired by World Wide will be the same as the tax basis of such assets to Global Short-Term immediately prior to the Reorganization; and

    (8) The holding period of the assets of Global Short-Term in the hands of World Wide will include the period during which those assets were held by Global Short-Term.

    We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

    As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of World Wide, Global Short-Term or the Global Short-Term Shareholders.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the Global Short-Term Proxy constituting a part thereof.

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                                Very truly yours,

                                /s/ GORDON ALTMAN BUTOWSKY
                                WEITZEN SHALOV & WEIN
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